UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2025

Instil Bio, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-40215	83-2072195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3963 Maple Avenue, Suite 350 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)
(972) 499-3350
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	TIL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 7.01 Regulation FD Disclosure

On May 22, 2025, Instil Bio, Inc. (the “Company”) issued a joint press release with ImmuneOnco Biopharmaceuticals (Shanghai) Inc. (“ImmuneOnco”) entitled “Instil Bio and ImmuneOnco Announced the Phase 2 Trial in First-line NSCLC of IMM2510/AXN-2510 (‘2510), a PD-L1xVEGF Bispecific Antibody, in Combination with Chemotherapy in China is on Track to Complete Enrollment in Q3 2025; Initial Results Anticipated in 2H 2025”. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On May 22, 2025, the Company and ImmuneOnco announced clinical trial updates of IMM2510/AXN-2150 (“‘2510”) and non-small cell lung cancer (“NSCLC”) clinical development strategy.

Phase 2 Trial of ‘2510 in Combination with Chemotherapy in First-line NSCLC

ImmuneOnco expects to complete enrollment of approximately 60 patients in the third quarter of 2025 in its Phase 2 trial of ‘2510 in combination with chemotherapy in patients with NSCLC in the first-line setting in China. Of the more than 30 NSCLC patients enrolled (including the safety run-in), more than 20 first-line NSCLC patients have been treated since the end of March 2025. ImmuneOnco anticipates sharing initial safety and efficacy results from approximately 60 first-line patients from this Phase 2 trial in the second half of 2025.

As of May 9, 2025, preliminary safety data (including first-line and relapsed/refractory patients) indicated a reduction in the frequency of infusion-related reactions (“IRRs”) in patients treated with ‘2510 in combination with chemotherapy, with IRRs observed in 29.2% of patients compared to patients treated with monotherapy where IRRs were observed in 60.4% of patients.

In the safety analysis set from all solid tumor patients in monotherapy dose escalation and dose expansion (n=106), treatment-related adverse events (“TRAEs”) were observed in 94.3% of patients, with grade 3 TRAEs accounting for 21.7% of cases. Serious TRAEs occurred in 12.3% of the study population. Treatment discontinuation due to TRAEs was observed in 4.7% of patients. TRAEs leading to death were observed in 0.9% of patients. Grade 3+ possible VEGF-related toxicities were observed to be rare.

A Phase 3 trial of first-line ‘2510 in combination with chemotherapy in NSCLC is anticipated to start in mid-2026 in China, subject to regulatory discussions.

Phase 1 Trial of ‘2510 Monotherapy in Relapsed/Refractory NSCLC

Preliminary data from the Phase 1 trial of ‘2510 in patients with heavily pre-treated relapsed/refractory NSCLC in China demonstrated an objective response rate of 23.1%, including responses in patients with low (≤5%) PD-L1 tumor proportion score (TPS) and in patients who had been previously treated with checkpoint inhibitors (efficacy evaluable n=13). 62% of NSCLC patients in the study experienced tumor shrinkage.

Other ‘2510 Clinical and Preclinical Updates

The Company expects to initiate a Phase 1b/2 trial of ‘2510 in the United States before the end of 2025, assuming the necessary regulatory approvals are obtained. The trial is expected to be a monotherapy dose optimization trial in relapsed/

refractory solid tumors, which is intended to bridge the doses to the ongoing trials in China, and replaces the previously planned U.S. ‘2510 and chemotherapy combination trial in first-line NSCLC.

Preclinical assays demonstrated cooperative binding of ‘2510 to PD-L1 in the presence of VEGF in vitro.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated May 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instil Bio, Inc.

Dated:	May 27, 2025	By:	/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)